Exhibit 5.1

B. Riley Securities, Inc.	Email JRego@applebyglobal.com
299 Park Avenue, 21st Floor
New York, NY 10171	Direct Dial +1 441 298 3562 / Ext.6162
Tel +1 441 295 2244
(the Agent)
29 September 2021

Bermuda Office

Appleby (Bermuda) Limited
Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX
Bermuda

Tel +1 441 295 2244

Nordic American Tankers Limited (Company)
INTRODUCTION
This opinion as to Bermuda law is addressed to you in connection with the Prospectus Supplement (Prospectus Supplement) dated 29 September 2021 and filed pursuant to Rule 424(b)(3) of the United States Securities Act of 1933, as amended (Securities Act), including the base prospectus contained therein (Base Prospectus).  The Prospectus Supplement and the Base Prospectus, together with additional relevant information, were filed with the United States Securities and Exchange Commission (the Commission) in a registration statement on Form F-3 (Registration No. 333-228603) (Registration Statement) on 29 November 2018 under the Securities Act.
The Company proposes to issue and sell through the Agent, on terms set out in an at the market issuance sales agreement (Agreement) dated 29 September 2021 between the Agent and the Company, common shares of par value US$0.01 per share in the share capital of the Company, having an aggregate gross sales price of up to US$60,000,000 (Shares). This opinion is being rendered, at the request of the Company, pursuant to Section 10(e) of the Agreement.
DEFINED TERMS
Terms defined in the Agreement have the same meaning when used in this opinion, unless otherwise defined in this opinion.
In this opinion, the following term has the following meaning:
“Bermuda Subsidiaries” means those companies whose names are listed in Part 4 of Schedule 1.
OUR REVIEW
For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1.  We have not examined any other documents, even if they are referred to in the Agreement.
In giving this opinion we have relied upon and assume the accuracy and completeness of the certificate of a Director of the Company annexed hereto (Director’s Certificate), the contents of which we have not verified.
For the purposes of giving this opinion we have relied on the Company Searches and the Electronic Litigation Searches described in Part 3 of Schedule 1, the contents of which we have not verified.
We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.
LIMITATIONS
Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion.  We express no opinion on the laws of any other jurisdiction.
This opinion is limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters.  We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.
This opinion is given solely for the benefit of the Agent and its legal counsel in connection with the matters referred to herein and, except with our prior written consent, it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.
However, a copy of this opinion may be provided, for the purpose of information, to the professional advisors, auditors and regulators of the Agent, but only on the express basis that it will not be relied upon by any such person and no such person may provide a copy of this opinion to any other person.
ASSUMPTIONS AND RESERVATIONS
We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS
1.
Incorporation and Status:  Each of the Company and the Bermuda Subsidiaries is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity.  The Company is in good standing with the Registrar of Companies of Bermuda.

2.	Capacity: The Company has the requisite capacity and power to enter into, execute and deliver the Agreement and to perform its obligations under it.
3.	Authorisation: The Company has taken all necessary corporate action to authorise the execution and delivery of the Agreement and the performance of the Company’s obligations under it.
4.
Execution and Binding Obligations:  The Agreement has been duly executed by or on behalf of the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company.

5.
No Conflict:  The due execution and delivery by the Company of the Agreement and the performance by the Company of its obligations under the Agreement, the Prospectus Supplement and the Base Prospectus, including the issuance, offer and sale of the Shares will not (i) contravene any provisions of the Constitutional Documents or (ii) violate any prohibition or restriction imposed on the Company or its directors under its Memorandum of Association and Bye-Laws; (iii) violate or contravene any applicable Bermuda law, regulation, or judgment, order or decree of any governmental body, agency or court of Bermuda to be contravened; (iv) result in the imposition of any lien, charge or encumbrance upon any assets of the Company located in Bermuda; or (v) violate or contravene any provisions in any material agreements, instrument or documents to which the Company is a party.

6.
Consents and Approvals:  No consent, approval, licence or authorisation is required from any governmental, judicial or public body or authority in Bermuda in connection with the execution and delivery by the Company of the Agreement and the performance by the Company of its obligations under the Agreement, including the issuance of the Shares, future resale of the Shares by the Agent or otherwise to ensure the legality, validity, admissibility into evidence or enforceability, as to the Company, of the Agreement.

7.
Delegation of Authority:  The Resolutions represent a proper delegation of authority by the Company in respect of the matters to which such Resolutions relate and are sufficient to authorise the person or persons named or referred to therein on behalf of the Company to sign, execute, deliver and perform, and to sign all forms and documents necessary to give effect to, the Agreement.

8.
Registrations:  It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings of the obligations of the Company under the Documents or the rights of the parties that the Documents or any other document be notarised, filed, registered or recorded in Bermuda.

9.	Share Capital
(a)
The Company has the authorised share capital set out in the Registration Statement and the Prospectus Supplement. Based solely upon our review of the Register of Members, all of the issued common shares in the share capital of the Company have been duly authorised and are validly issued, fully paid and non-assessable and were not issued in violation of any pre-emptive or other similar rights set out in the Constitutional Documents; and

(b)
The Shares have been duly and validly authorised and reserved for issuance and, when issued and delivered upon payment therefor in accordance with the terms of the Agreement and pursuant to the Resolutions, will be validly issued, fully paid and non-assessable and free and clear of any pre-emptive or other similar rights set out in the Constitutional Documents; and

(c)
Based solely upon our review of the Subsidiaries Register of Members, all of the issued shares and share capital of each of the Bermuda Subsidiaries have been duly and validly authorised and issued, fully paid and non-assessable and are owned directly by the Company, and were not issued in violation of any pre-emptive or other similar rights set out in the Subsidiary Constitutional Documents.

10.	Enforcement of Foreign Judgments:
A final and conclusive judgment of a competent foreign court (other than a court of jurisdiction to which the Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to the courts of the State of New York) against the Company based upon the Agreement under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in the Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court.  A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:
(a)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and
(b)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.
11.
Choice of Governing Law:  The choice of the laws the State of New York as the proper law to govern the Agreement would be recognised, upheld and applied by the courts of Bermuda as a valid choice of law and the proper law of the Documents provided it is a bona fide choice of law in proceedings brought before them in relation to the Documents except for those laws:  (i) which the Bermuda courts consider to be procedural in nature;  or (ii) the application of which would be inconsistent with public policy as that term is interpreted under Bermuda law.

12.
Submission to Jurisdiction:  The Company’s contractual submission to the courts of the jurisdiction specified in the Agreement would generally be recognised by the courts of Bermuda, if such submission is accepted by the courts of the jurisdiction specified and is legal, valid and binding under the laws of the relevant jurisdiction.

13.
Residence:  A lender would not be deemed to be resident, domiciled or carrying on business in Bermuda by reason solely of the negotiation, preparation, execution, performance, enforcement of, and/or receipt of any payment due from the Company under the Agreement, nor is it necessary for the execution, delivery, performance and enforcement of the Agreement that the Agent be authorised or qualified to carry on business in Bermuda.

14.
Taxes:  There is no stamp duty, registration, documentary or any similar tax or duty of any kind payable in Bermuda in connection with the signature, performance or enforcement by legal proceedings of the Agreement.

15.
Tax Assurance:  The Company has received an assurance from the Ministry of Finance granting an exemption, until 31 March 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company.

16.
Exchange Control:  The transactions contemplated by the Agreement are not subject to any currency deposit or reserve requirements in Bermuda.  The Company has been designated as “non-resident” for the purposes of the Exchange Control Act 1972 and regulations made under it and there is no restriction or requirement of Bermuda binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Bermuda dollars) for the purposes of the performance by the Company of its obligations under the Agreement or the payment by the Company of dividends or other distributions to holders of its common shares.

17.
No Immunity:  The Company is not entitled to immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of Bermuda in respect of proceedings against it in relation to the Documents.

18.
Winding Up and Litigation:  Due to the current situation relating to COVID-19, Litigation Searches can only be conducted electronically.  Therefore, based upon the Company Searches and the Electronic Litigation Searches:

(a)	no court proceedings are pending against the Company;
(b)
no petition to wind up the Company or application to reorganise its affairs pursuant to a scheme of arrangement or application for the appointment of a receiver has been filed with the Supreme Court of Bermuda;  and

(c)	no notice of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given to the Registrar of Companies.
19.	Charges
Based solely upon the Company Searches, charges are registered in Bermuda against the Company and the Bermuda Subsidiaries over their respective assets, the available details of which are set out in Schedule 4.
20.
Accuracy of Statements:  The statements in the Registration Statement and the Base Prospectus, as the case may be, headed “Description of Capital Stock” and “Material Tax Consequences”, solely insofar as those statements purport to constitute summaries of certain provisions of documents governed by Bermuda law or Bermuda statutes or regulations referred to therein, are fair, accurate and correct in all material respects.

Yours faithfully
Appleby (Bermuda) Limited

Schedule 1

Part 1
The Documents
1.	A scanned copy in PDF format of Registration Statement and the Prospectus (the Prospectus) included therein;
2.	A scanned copy in PDF format of the supplement to the Prospectus dated 29 September 2021 (the Prospectus Supplement);
3.	A scanned copy in PDF format of an executed Agreement.
Part 2
Other Documents Examined
1.	A certified copy of the certificate of incorporation and certificate of incorporation on change of name of the Company (Certificate of Incorporation).
2.	A certified copy of the certificate of amalgamation of the Company.
3.
A certified copy of the (i) memorandum of association, (ii) certificate of deposit of memorandum of increase of share capital dated 8 September 1995, (iii) certificate of deposit of memorandum of increase of share capital dated 22 June 2011, (iv) certificate of deposit of memorandum of increase of share capital dated 22 July 2014, (v) certificate of deposit of memorandum of increase of share capital dated 25 September 2017, (vi) certificate of deposit of memorandum of increase of share capital dated 3 January 2019, and (vii) bye-laws of the Company (together the Constitutional Documents).

4.	Certified copies of the certificate of incorporation of NAT Bermuda Holdings Limited.
5.	Certified copies of the following documents in respect of each of the Bermuda Subsidiaries:
(i)	Memorandum of association;
(ii)	Bye-laws;
(Subsidiary Constitutional Documents).
6.	A Certificate of Compliance, dated 29 September 2021 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).
7.	A Certificate of Compliance, dated 29 September 2021 issued by the Registrar of Companies in respect of each of the Bermuda Subsidiaries.
8.	A certified copy of the unanimous written consent of the board of directors of the Company dated 28 September 2021, (together the Resolutions).
9.	A certified copy of the register of members of the Company (Register of Members).
10.	Certified copies of the register of members for each of the Bermuda Subsidiaries (Subsidiaries Registers of Members).

11.	A certified copy of the Register of Directors and Officers of the Company (Register of Directors and Officers).
12.	Certified copies of the register of directors and officers for each of the Bermuda Subsidiaries.
13.	A certified copy of the Foreign Exchange Letter, dated 5 November 2004, issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Company (Foreign Exchange Letter).
14.	A certified copy of the foreign exchange consent in relation to the Company and dated 29 January 2019.
15.	A certified copy of the Tax Assurance, issued by the Registrar of Companies for the Minister of Finance in relation to the Company (Tax Assurance).
16.	Certified copies of the tax assurance, issued by the Registrar of Companies for the Minister of Finance in relation to each of the Bermuda Subsidiaries.
17.	A Director’s Certificate (Certificate) dated 29 September 2021 in respect of the Company.
Part 3
Searches
1.
A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 29 September 2021 and the documents delivered by the Registrar of Companies in connection therewith (Company Searches).

2.
An electronic record of the Cause and Judgment Book which is updated by electronic records of the Cause and Judgment Book distributed by the Supreme Court to law firms at 3pm each Tuesday and Friday.  We last received such update on 29 September 2021 reflecting the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda as at 29 September 2021 (Electronic Litigation Searches).

Part 4
Subsidiaries
1.	NAT Bermuda Holdings Limited.
2.	NAT Chartering Ltd.
3.	Scandic American Shipping Ltd.

SCHEDULE 2
Assumptions
We have assumed:
1.
(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;
3.
that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents and Subsidiary Constitutional Documents remain in full force and effect and are unamended;

4.
that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company or Bermuda Subsidiaries are the signatures and initials of a person or persons authorised to execute the documents by the Company or Bermuda Subsidiaries, by resolution of its board of directors or any power of attorney granted by the Company or the Bermuda Subsidiaries, to execute such Document;

5.
that each of the parties (other than the Company under Bermuda law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations under them;

6.	the due execution and delivery of the Agreement by each of the parties thereto (other than execution by the Company under Bermuda law);
7.
that the Agreement constitutes, or when executed will constitute, legal, valid, binding and enforceable obligations of all parties thereto (save for the Company under Bermuda law) in accordance with their jurisdiction(s) of existence;

8.
that the choice of the law of the State of New York as the governing law of the Agreement has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than Bermuda);

9.	that the Agreement is in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;
10.
that, insofar as any obligation under the Agreement is to be performed by any of the parties thereto in any jurisdiction outside of Bermuda, its performance will be legal, valid and binding in accordance with the law of any jurisdiction other than Bermuda to which they are subject or in which they are respectively constituted and established;

11.
that no party to the Agreement by having entered into and performing the transactions contemplated by the Agreement will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

12.
the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in any of the Documents;

13.
the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have caused Company Searches, Electronic Litigation Searches or enquiries  to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Searches and the Electronic Litigation Searches are accurate and complete in all respects and such information has not been materially altered since the date and time of the Company Searches and the Electronic Litigation Searches;

14.
that the Company was able to pay its debts when it executed the Agreement and did not become unable to do so as a result of the execution and delivery of the Agreement or the performance of its obligations under the Agreement;

15.
that (i) the Documents are in the form of the documents approved in the Resolutions;  (ii) any meetings at which Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout;  (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents;  (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion;  and (v) the directors of the Company have concluded that the entry by the Company into the Agreement and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

16.
that (i) the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company;  and (ii) the Register of Members and Subsidiary Registers of Members accurately reflects the names of all members of the Company and Bermuda Subsidiaries as at the date the Resolutions were passed or adopted, the date the Documents were executed and as at the date of this opinion;

17.
that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Agreement including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed herein;

18.
that the Company has entered into its obligations under the Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Agreement would benefit the Company;

19.	that each transaction to be entered into pursuant to the Agreement is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;
20.
that the entry into the Agreement and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

21.	that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents;

22.
that no resolution to voluntarily wind up the Company has been adopted by the members and no event of a type which is specified in the Constitutional Documents as giving rise to the winding up of the Company (if any) has in fact occurred;

23.	that the Prospectus Supplement has, and any amendments thereto have, been filed with the Commission; and
24.
that there are no matters of fact or law (excluding matters of Bermuda law) affecting the enforceability of the Agreement that have arisen since the execution of the Agreement which would affect the opinions expressed herein.

SCHEDULE 3
Reservations
Our opinion is subject to the following:
1.
Enforcement:  The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.  Notwithstanding that the obligations established by the Documents are obligations which the Bermuda courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms.  In particular, but without limitation:

(a)
enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes of arrangement, or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)
enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of Bermuda, even where such remedies are included in the Documents (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(c)	claims may become barred by relevant limitation periods by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)	obligations to be performed outside Bermuda may not be enforceable in Bermuda to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;
(e)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;
(f)	the enforcement of the obligations of the parties to the Agreement may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;
(g)	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation or undue influence;
(h)
where the performance of payment obligations is contrary to the exchange control regulations of any country in the currency of which such amounts are payable, such obligations may not be enforceable in the Bermuda Courts;

(i)
any provision of a Document governed by the laws of Bermuda purporting to impose an obligation on a person who is not a party to the Document (a Third Party) is unenforceable against that Third Party and any provision in a Document governed by the laws of Bermuda purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Act 2016.

2.	Penalties: Any provision that provides for the payment of liquidated damages or forfeiture for breach of contract is enforceable provided it is not extravagant or unconscionable.

3.
Severability:  Severability provisions contained in the Agreement may not be binding and the question of whether or not provisions may be severed would be determined by the Bermuda courts at their discretion, having regard to such matters as whether a particular severance would accord with public policy or involve the courts in making a new contract for the parties.

4.
Other Obligations:  We express no opinion as to whether the acceptance, execution or performance of the Company’s obligations under the Agreement will result in the breach of or infringe any other agreement, deed or document (other than the Constitutional Documents) entered into by or binding on the Company.

5.
Determination:  Any provision in the Agreement that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiries into the merits of any claim by an aggrieved party.

6.
Discretion:  Where a party to the Agreement is vested with a discretion or may determine a matter in its opinion or is given the right to determine a conclusive calculation or determination, the Bermuda courts, if called upon to consider the question, may require that such discretion be exercised reasonably or that such opinion be based upon reasonable grounds or may determine that such right is not finally binding.

7.
Modification of Documents:  We express no view on any provision in the Agreement requiring written amendments and waivers of any of the provisions of the Agreement insofar as it suggests that oral or other modification, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

8.	Limitations on Liability: The effectiveness of any terms releasing or limiting a party from a liability or duty owed is limited by law.
9.
Jurisdiction:  Where a Document provides for the submission to the exclusive or non-exclusive jurisdiction of the Bermuda courts, the court may decline to accept jurisdiction in any matter where (a) it determines that some other jurisdiction is a more appropriate or convenient forum; (b) another court of competent jurisdiction has made a determination in respect of the same matter; or (c) litigation is pending in respect of the same matter in another jurisdiction.

10.
Concurrent Proceedings:  Proceedings may be stayed in Bermuda if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.  Notwithstanding any provision in the Agreement that all disputes arising under or in connection with the Agreement should be brought before the competent court in the jurisdiction specified in the Agreement, the Bermuda courts have discretion to refuse to stay proceedings in Bermuda if it is satisfied that it is just and equitable to do so and may grant leave to serve Bermuda proceedings outside of Bermuda.

11.
Foreign Law:  Relevant foreign law will not be applied by the Bermuda courts if it is not pleaded and proved, is not a bona fide and lawful choice of law, or it would be contrary to public policy for that law to be applied.

12.	Currency of Court Judgments: The Bermuda courts may grant judgments in foreign currencies.
13.
Interest on Judgments:  Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment.  If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 3.5% per annum.

14.
Costs:  A Bermuda court may refuse to give effect to any provisions of the Agreement in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

15.
Conversion of Debts:  In the event the Company is placed into liquidation, the liquidator is likely to require that all debts are converted (at the official exchange rate at the date of the liquidation order) into and paid in a common currency which is likely to be Bermuda dollars or United States dollars.

16.	Existence of and Title to Assets
We have not independently verified the existence of any assets and we express no opinion as to the title of the Company to any assets.
17.
Preferences:  Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 162 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 237 of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.

18.
Undervalues:  Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable under Part IVA of the Conveyancing Act 1983 at the instance of a creditor thereby prejudiced.

19.
Defrauding Creditors:  If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Bermuda court may under section 246 of the Companies Act declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

20.	Good Standing: The term “good standing” means that the Company and each of the Subsidiaries has received a Certificate of Compliance from the Registrar of Companies.
21.
Fettering of Statutory Powers:  We express no opinion as to the validity or binding effect of any provision in the Agreement which provides that the Company will not exercise its statutory powers.  This may constitute an unlawful fetter on the statutory powers of the Company.

22.	COVID-19: Due to the restrictions in place at the relevant government offices caused by COVID-19, we are relying on Electronic Litigation Searches in lieu of a physical search;
23.	Shares Non-Assessable
Any reference in this opinion to shares being “non-assessable’ means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, of and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
24.	Director’s Certificate
With respect to opinion paragraph 5(v), we have relied upon statements and representations made to us in the Director’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director’s Certificate, and we qualify such opinion to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

SCHEDULE 4
Charges Registered

Nordic American Tankers Limited
Serial Number / Date of Registration:
(i)	46968 / 28 February 2019
(ii)	46969 / 28 February 2019
(iii)	46970 / 28 February 2019
(iv)	46971 / 28 February 2019
(v)	46972 / 28 February 2019
(vi)	46973 / 28 February 2019
(vii)	46974 / 28 February 2019
(viii)	46975 / 28 February 2019
(ix)	46976 / 28 February 2019
(x)	46977 / 28 February 2019
(xi)	46978 / 28 February 2019
(xii)	46979 / 28 February 2019
(xiii)	46980 / 28 February 2019
(xiv)	46981 / 28 February 2019
(xv)	46982 / 28 February 2019
(xvi)	46983 / 28 February 2019
(xvii)	46984 / 28 February 2019
(xviii)	46985 / 28 February 2019
(xix)	46986 / 28 February 2019
(xx)	47002 / 1 March 2019
(xxi)	47003 / 1 March 2019
(xxii)	47004 / 1 March 2019
(xxiii)	47005 / 1 March 2019
(xxiv)	47006 / 1 March 2019
(xxv)	47007 / 1 March 2019
(xxvi)	47008 / 1 March 2019
(xxvii)	47009 / 1 March 2019
(xxviii)	47010 / 1 March 2019
(xxix)	48550 / 10 August 2020

Scandic American Shipping Ltd.
Serial Number / Date of Registration:
(i)	46987 / 28 February 2019
(ii)	46988 / 28 February 2019
(iii)	46989 / 28 February 2019

NAT Chartering Ltd.

Serial Number / Date of Registration:

(i)	46990 / 28 February 2019
(ii)	46991 / 28 February 2019
(iii)	46992 / 28 February 2019
(iv)	46993 / 28 February 2019

NAT Bermuda Holdings Ltd.
Serial Number / Date of Registration
(i)	27320 / 23 May 2019
(ii)	46994 / 28 February 2019
(iii)	46995 / 28 February 2019
(iv)	47318 / 23 May 2019
(v)	47319 / 23 May 2019
(vi)	47321 / 23 May 2019
(vii)	47322 / 23 May 2019
(viii)	47323 / 23 May 2019
(ix)	47324 / 23 May 2019

47325 / 23 May 2019
47326 / 23 May 2019
47327 / 23 May 2019
47328 / 23 May 2019
47329 / 23 May 2019
47330 / 23 May 2019
47331 / 23 May 2019
47332 / 23 May 2019
47333 / 23 May 2019
47334 / 23 May 2019